Exhibit 10.42

EXECUTION VERSION

SHAREHOLDERS’ AGREEMENT

By and Among

HNR ENERGIA B.V.

and

PETROANDINA RESOURCES CORPORATION N.V.

DATED AS OF DECEMBER 16, 2013

Exhibits

Exhibit A	Form of Shareholder Joinder
Exhibit B	Parent Guarantee
Exhibit C	Form of Put Contract

This SHAREHOLDERS’ AGREEMENT is dated as of December 16, 2013 (this “Agreement”), by and among HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the Laws of Curaçao (the “Majority Shareholder”) and Petroandina Resources Corporation N.V., a company with limited liability (naamloze vennootschap) organized and existing under the Laws of the Netherlands (the “Minority Shareholder”).

WHEREAS, the Majority Shareholder owns 100% of the Subject Shares (as hereinafter defined) of Harvest-Vinccler Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the Laws of the Netherlands (the “Company”);

WHEREAS, the Minority Shareholder, the Majority Shareholder, solely with respect to Article V and Section 11.13 thereof, Pluspetrol Resources Corporation B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the Laws of the Netherlands, and Harvest Natural Resources, Inc., a Delaware corporation (“Parent”), are parties to a Stock Purchase Agreement, dated as of the date hereof (the “SPA”), pursuant to which, upon the Initial Closing (as defined in the SPA), the Minority Shareholder will acquire thirty six and one-quarter percent (36.25%) of the issued and outstanding Subject Shares (as hereinafter defined) and, upon the Final Closing (as defined in the SPA), the Minority Shareholder will acquire all of the remaining issued and outstanding Subject Shares;

WHEREAS, it is a condition to the Initial Closing that, among other things, this Agreement be executed and delivered by the parties hereto;

WHEREAS, in the event the SPA has terminated at any time prior to consummation of the Final Closing thereunder, the parties hereto desire that all terms of this Agreement, and all rights and obligations of the parties hereunder, shall come into full force and effect on the date of such termination and thereafter; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Minority Shareholder to enter into this Agreement, Parent has executed and delivered a guarantee in favor of the Minority Shareholder pursuant to which Parent is guaranteeing the obligations of the Majority Shareholder, its Affiliates and Permitted Transferees in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Adversary Proceeding” means any arbitration, litigation or other adversary proceeding.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning assigned in the preamble.

“Appraiser” has the meaning assigned in Section 3.06(a).

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning.

“Board” means, as of any date, the Management Board of the Company in office on that date.

“Board Observer” has the meaning assigned in Section 4.02(a).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“change of control” means any transaction or series of related transactions that results in, or that is in connection with, any one of the following with respect to the Majority Shareholder or any Person controlling the Majority Shareholder:

(a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring, directly or indirectly, (i) Beneficial Ownership of a majority of the total voting power of the voting securities of such Person, or (ii) the power to elect a majority of the board of directors of such Person;

(b) individuals who on the date hereof constitute the board of directors of the Ultimate Parent Entity of such Person (together with any new directors whose election by such board or whose nomination for election by the shareholders of such Ultimate Parent Entity was approved by a vote of a majority of the directors of such Ultimate Parent Entity then still in office who were either directors of such Ultimate Parent Entity on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(c) the adoption of a plan relating to the liquidation or dissolution of such Parent; or

(d)(i) the merger or consolidation of such Person with or into a Third Party Purchaser or the merger of a Third Party Purchaser with or into such Person, or (ii) the sale, lease, exchange, conveyance, transfer or other disposition by Parent or any of its Subsidiaries (for cash, shares of stock, securities or other consideration) of a direct or indirect interest in the property and assets of the Company and its Subsidiaries, on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (other than a Transfer to which Section 3.02 is applicable).

“Change of Control Notice” has the meaning assigned in Section 3.03(b).

“Change of Control Put Option” has the meaning assigned in Section 3.03(a).

“Charter Documents” means any by-laws, charter, memorandum, certificate of incorporation, articles of association, or other similar document (including, in respect of the Company, the Company Articles).

“Class B Shares” means the ordinary class B shares of the Company, which shall be entitled to one (1) vote per share.

“Common Shares” means the Subject Shares, the Class B Shares, and any other class of ordinary shares of the Company issued in accordance with the Company Articles.

“Company” has the meaning assigned in the recitals.

“Company Articles” means the Articles of Association of the Company dated as of July 3, 2008, as they may be amended from time to time.

“Company Joinder” shall mean a joinder agreement executed by the Company in accordance with Section 5.06.

“Company Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Consent Action” has the meaning assigned in Section 4.01.

“Contract” means any binding contract, agreement, arrangement, understanding, commitment, franchise, indenture, lease, purchase order or license, whether written or otherwise.

“Conversion Agreement” has the meaning assigned in the SPA.

“Core Petrodelta Documents” has the meaning assigned in the SPA.

“Director” means any member of the Board.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such securities (or such other interests), and other ownership or profit interests in such Person (including partnership, limited liability company, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means a reputable bank or trust company, reasonably acceptable to the Minority Shareholder, chosen by the Majority Shareholder to act as escrow agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement containing customary terms for similar agreements and reflecting the terms of Section 3.04(a).

“Escrow Commencement Date” has the meaning assigned in Section 3.04(d).

“Escrow Fund” has the meaning assigned in Section 3.04(a).

“Escrow Period” has the meaning assigned in Section 3.04(d)(ii).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” has the meaning assigned in Section 3.06(c).

“Fair Market Determination” has the meaning assigned in Section 3.04(b).

“Fair Market Value Request” has the meaning assigned in Section 3.06(a).

“Final Closing” has the meaning assigned in the SPA.

“Final Exercise Date” has the meaning assigned in Section 3.04(e).

“Financial Statements” in respect of a period, means a profit and loss account and statement of cash flows for that period and a balance sheet as at the end of such period together with the associated notes under applicable accounting principles for the Company or a Subsidiary of the Company, as the case may be.

“GAAP” has the meaning assigned in Section 5.01(b).

“Governmental Authority” means any supranational, United States (federal, state or local), or foreign government, or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, agency, board, bureau, commission or similar authority.

“Group Companies” means the Company and its Subsidiaries (which, as of the date hereof, consist of HNR Finance B.V., Harvest Vinccler Ltd. and Harvest-Vinccler, S.C.A.) and Petrodelta and its Subsidiaries.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means with respect to any Person, without duplication: (a) any obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn-out” payments), (d) any obligations relating to advance payments for goods or services, (e) any capital lease obligations, (f) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements, (g) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing that would be payable in connection with the repayment of the foregoing, and (h) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person; provided, however, that “Indebtedness” shall not be deemed to include any intercompany Indebtedness owing by the Company or any of its Wholly Owned Subsidiaries to the Company or any other of its Wholly Owned Subsidiaries.

“Initial Closing” has the meaning assigned in the SPA.

“Intellectual Property Rights” means all industrial and intellectual property and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights in and to (i) patents, patent applications, invention disclosures and utility models, (ii) trademarks, service marks, logos, trade dress, trade names, corporate names and all other designations of origin, together with the goodwill symbolized by any of the foregoing, (iii) moral rights, copyrights, designs and copyrightable subject matter, (iv) rights in computer programs and software (whether in source code, object code, or other form), (v) trade secrets and rights in other confidential information, including rights in ideas, proprietary information, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, improvements, proprietary processes, technology, technical data, algorithms, specifications, formulae, models, and methodologies, customer lists and supplier lists, and industrial designs, (vi) Internet domain names and (vii) all applications and registrations for the foregoing.

“Laws” means any and all domestic (federal, state or local), tribal or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” means liens (statutory or other), claims, mortgages, encumbrances, pledges, security interests (including, in respect of shares, depositary receipts for such shares having been issued), easements, rights-of-way, claims, covenants, conditions, restrictions (including transfer restrictions), options, rights of first offer or refusal, third-party rights, limitations on voting rights, encroachments, title defects or charges of any kind or nature whatsoever, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Litigation Event” means (a) the written assertion by the Company or any Subsidiary of the Company of a claim for compensation as a result of a default, breach or other violation of rights under the Core Petrodelta Documents or otherwise in connection with the Company and its Subsidiaries’ investment in Petrodelta, (b) the exercise of or written threat to exercise any remedies or (c) the commencement of or written threat to commence by the Company or any Subsidiary of the Company any Adversary Proceeding, in each case under clause (a), (b) and (c) made to or against Petrodelta, any Affiliate of Petrodelta or any Governmental Authority of Venezuela.

“Litigation Notice” has the meaning assigned in Section 3.04(a).

“Litigation Notice Date” has the meaning assigned in Section 3.04(b).

“Litigation Put Option” has the meaning assigned in Section 3.04(e).

“Litigation Withdrawal Notice” has the meaning assigned in Section 3.04(e)

“Majority Shareholder” has the meaning assigned in the preamble.

“Minority Shareholder” has the meaning assigned in the preamble.

“Necessary Action” means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by applicable Law) reasonably necessary to cause such result, which actions may include, without limitation, (a) voting or providing a written consent or proxy with respect to the Common Shares, (b) causing the adoption of shareholders resolutions and amendments to the Charter Documents of the Company or any of its Subsidiaries, (c) causing members of the Board or the board of directors of a Subsidiary of the Company (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action and subject to any fiduciary duties that they may have as directors) to act in a certain manner or causing them to be removed in the event they do not act in such a manner (without regard to whether such failure to act is due to the fiduciary duty referred to above), (d) executing agreements and instruments, and (e) making, or causing to be made, with Governmental Authorities or other Persons, all filings, approvals, registrations or similar actions that are required to achieve such result.

“O&G Tech” means Oil & Gas Technology Consultants (Netherlands) Coöperatie U.A., a cooperative (coöperatie) incorporated under the laws of the Netherlands.

“Parent” has the meaning assigned in the recitals.

“Periodic Tax Return” shall mean a Tax Return which is required to be filed by applicable Law less than ninety (90) days (inclusive of any applicable extensions which do not result in additional Taxes payable) after the end of the taxable period to which it relates.

“Permits” means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Law.

“Permitted Transferee” has the meaning assigned in Section 3.05(a).

“Person” means any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Petrodelta” means Petrodelta S.A.

“Petrodelta Venezuelan National Assembly Approval” has the meaning assigned in the SPA.

“Put Commencement Date” has the meaning assigned in Section 3.04(c).

“Put Contract” means a Contract in the form set forth as Exhibit C hereto.

“Qualified Affiliate” means, with respect to any Person, (a) the Ultimate Parent Entity of such Person or (b) any Wholly Owned Subsidiary of the Ultimate Parent Entity of such Person.

“Referee” has the meaning assigned in Section 6.03.

“Related Agreements” means the SPA (including the Exhibits, Schedules, Annexes and Appendices thereto and other documents delivered pursuant thereto), the Buyer Disclosure Schedule and Seller Disclosure Schedule (each as defined in the SPA), the Ancillary Agreement and the Parent Guarantee.

“Restricted Date” has the meaning assigned in Section 3.04(d).

“Sale Transaction” has the meaning assigned in Section 5.07.

“SEC” means the Securities and Exchange Commission.

“Shareholder Joinder” means a joinder agreement, substantially in the form of Exhibit A attached hereto, executed by a Person, other than a current Shareholder, who has acquired Subject Shares from a Shareholder or a Permitted Transferee thereof, with the effect that the holder thereafter shall be deemed to be the Majority Shareholder (if a transferee of the Majority Shareholder or one of its Permitted Transferees) or the Minority Shareholder (if a transferee of the Minority Shareholder), as the case may be, for all purposes of this Agreement.

“Shareholders” means the Majority Shareholder, any of its Permitted Transferees, the Minority Shareholder and such other Persons who have executed a Shareholder Joinder; provided, that any such Person shall cease to be a Shareholder at such time after the effectiveness of this agreement as it no longer has legal ownership or Beneficial Ownership of any Subject Shares and thereafter such Person shall have no powers, rights or privileges as a Shareholder hereunder.

“SPA” has the meaning assigned in the recitals.

“Subject Shares” means ordinary class A shares of the Company, which shall be entitled to one (1) vote per share, or any Equity Interest in the Company issued in respect thereof.

“Subject Shares Purchase Price” has the meaning assigned in Section 3.04(a).

“Subsidiary” means, with respect to any Person, any other entity (a) whose securities or other ownership interests, having by their terms the power to elect a majority of the board of directors or other Persons performing similar functions, are owned or controlled, directly or indirectly, by such Person, (b) whose business and policies such Person has the power, directly or indirectly, to direct, or (c) of which 50% or more of the securities, partnership or other ownership interests are owned, directly or indirectly, by such Person.

“Superior Proposal” has the meaning assigned in the SPA.

“Tag-Along Notice” has the meaning assigned in Section 3.02(a).

“Tag Right” has the meaning assigned in Section 3.02(c).

“Tax” means any and all taxes, assessments, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties, additions to tax, additional amounts in respect of the foregoing, and any obligations or payments to any Person with respect to any of the foregoing) imposed by any Taxing Authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’

compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges; and with respect to Venezuela including but not limited to the royalties and taxes provided for in the Organic Hydrocarbons Law (Official Gazette of August 4, 2006), the special contribution provided for in the “Ley que crea Contribución Especial por Precios Extraordinarios y Precios Exorbitantes en el Mercado Internacional de Hidrocarburos” (Official Gazette of February 20, 2013) and the special contribution provided for in the Petrodelta Venezuelan National Assembly Approval.

“Tax Return” means any return, declaration, report information statement, claim for refund or other document, including any schedule or attachment thereto, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having the power to impose or collect Tax.

“Technical Expert” has the meaning assigned in Section 3.06(a).

“Third Party Purchaser” means any Person who is not now, and immediately prior to the contemplated transaction will not be, a Shareholder or an Affiliate thereof.

“Transfer” means any direct or indirect sale, transfer, assignment, lease, issuance, pledge, exchange, hypothecation, mortgage, license, gift, creation of a security interest in or Lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person, whether voluntary or involuntary, including by way of spin-off, operation or succession of law or merger, hedging or derivative transactions or any transaction which is designed to, or might reasonably be expected to, result in a disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise).

“Ultimate Parent Entity” means, (a) for the Majority Shareholder, Parent and (b) with respect to any direct or indirect third party transferee of Subject Shares, an Affiliate of such transferee that controls such transferee and is not controlled (as such terms “control” and “controlled” are defined under the definition of Affiliate) by any other Person.

“VAT Fiscal Unity” shall mean the fiscal unity (fiscal eenheid) between Majority Shareholder and the Company or any of its Subsidiaries pursuant to article 7(4) of the 1968 Value Added Tax Act (Wet op de omzetbelasting 1968) or any other consolidated group for value added tax purposes between the Majority Shareholder or a related party and the Company or any of its Subsidiaries.

“Venezuela” means the Bolivarian Republic of Venezuela.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary that is a wholly owned Subsidiary of such Person. As used herein, “wholly owned” means direct or indirect ownership of any and all of the Equity Interests of such Person.

Section 1.02 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Articles” or “Sections” refer to Articles or Sections of this Agreement. In the event that any translated versions of this Agreement differ from the English version, the English version shall control. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of All Parties. Each of the parties hereto hereby represents and warrants to the others on the date hereof as follows:

(a) Organization; Authority; Enforceability. Such party is a corporation or legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted. Such party has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and subject to general equitable principles).

(b) No Breach. None of the execution and delivery of this Agreement, the consummation by such party of the transactions contemplated by this Agreement or the performance by such party of its obligations hereunder will (i) conflict with or violate its Charter Documents, (ii) conflict with or violate any Law applicable to such party or by which any property or asset of such party is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the properties or assets of such party pursuant to, any Contract or any Permits to which it is a party or by which it or any of its assets or operations are bound or affected.

(c) Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (i) the execution, delivery or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

(d) Compliance with Law. Each of such party, its Affiliates, such party’s and its Affiliates’ respective assets, and such party’s and its Affiliates’ respective business and record keeping practices is not currently in violation of any Law which violations could at any time (including, without limitation, after the Final Closing) have a material adverse effect upon (i) such party or its Affiliates, (ii) such party’s ability to perform its obligations hereunder or (iii) any of the other parties hereto.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.01 General Transfer Restrictions. The Majority Shareholder may not Transfer any of its Subject Shares at any time to any Person except (a) in a direct sale of Subject Shares in accordance with Section 3.02, (b) as a result of a change of control in accordance with Section 3.03, (c) in connection with a proposed Litigation Event in accordance with Section 3.04 or (d) to a Permitted Transferee in accordance with Section 3.05, and in each case in compliance with all applicable Law; provided that, for the avoidance of doubt, no transfer restrictions set forth in this Article III shall apply to the consummation of a Superior Proposal in accordance with the terms of the SPA. The Minority Shareholder may Transfer all but not less than all of its Subject Shares at any time in accordance with all applicable Law to any Person that has executed a Shareholder Joinder substantially in the form attached hereto as Exhibit A, pursuant to which such Person will thereby become a party to, and be bound by and obligated to comply with the terms and conditions of, this Agreement, as if such Person were the Minority Shareholder. Any Transfer of any Subject Shares that is not in compliance with the provisions of this Article III is prohibited and shall be null and void, and the parties hereto shall take all Necessary Action to ensure that it is not approved by the shareholders of the Company (to the extent any such approval is required), not recorded on the shareholder registry of the Company and not recognized by the Company. If, notwithstanding the immediately preceding sentence, any Transfer of any Subject Shares is held by a court of competent jurisdiction to be effective, then the restrictions on Transfer of any Subject Shares under this Article III applicable to the transferor shall apply to the transferee and to any subsequent transferee as if such transferee were a party hereto. Each Shareholder shall, and shall cause the Company to, take all Necessary Actions to give full effect to the Transfer of any Shares that is effected in accordance with the provisions of this Agreement. Any transferee of the Minority Shareholder that becomes a party to this Agreement shall enjoy the same rights and be subject to the same obligations as the Minority Shareholder hereunder with respect to the Subject Shares transferred to such transferee. Any transferee of the Majority Shareholder that becomes a party to this Agreement shall be subject to the same obligations of the Majority Shareholder hereunder with respect to the Subject Shares Transferred to such transferee.

Section 3.02 Tag-Along.

(a) If at any time the Majority Shareholder receives a binding offer from any Third Party Purchaser to purchase Subject Shares owned by the Majority Shareholder, that it is willing to accept, the Majority Shareholder may effect such Transfer only if (i) such Transfer (A) is a sale to a Third Party Purchaser for cash consideration only and, (B) is for all but not less than all Subject Shares owned by the Majority Shareholder and its Affiliates, and (ii) the Majority Shareholder has complied with this Section 3.02. The Majority Shareholder shall, within three (3) Business Days of receipt of such a binding offer from the Third Party Purchaser, give notice in writing (the “Tag-Along Notice”) to the Minority Shareholder of the proposed sale and of the terms and conditions of such proposed sale in the manner set forth in Section 3.02(b) below.

(b) The Tag-Along Notice shall include the following:

(i) a copy of the Third Party Purchaser’s offer (including all documentation relating thereto) and, to the extent not specified in such copy, the identity of the Third Party Purchaser, including the entity that would become the Ultimate Parent Entity if the sale is consummated;

(ii) the date, time and location upon which the sale is proposed to be made, which shall not be earlier than thirty (30) days or later than fourteen (14) months after the date of such Tag-Along Notice; and

(iii) the cash consideration offered and all other material terms.

(c) The Minority Shareholder, by notice to the Majority Shareholder within thirty (30) days after receipt of the Tag-Along Notice, shall have the opportunity to sell all but not less than all of its Subject Shares to the Third Party Purchaser specified in the Tag-Along Notice in accordance with Section 3.02(d) (a “Tag Right”). If the Minority Shareholder does not elect to exercise its Tag Right, the Majority Shareholder may proceed to complete the sale of all but not less than all of its Subject Shares to the Third Party Purchaser specified in the Tag-Along Notice in accordance with the proposed terms and conditions of such offer; provided, however, that the closing of any such sale shall occur not more than sixty (60) days after the receipt of all necessary approvals from any Governmental Authority but in no event shall occur more than fourteen (14) months after the Minority Shareholder’s receipt of the Tag-Along Notice; provided, further, that if no approvals from any Governmental Authority are necessary to effect such closing, such closing shall not occur more than sixty (60) days after the Minority Shareholder’s receipt of the Tag-Along Notice. Prior to the consummation of and as a condition to such sale, the Majority Shareholder shall require (i) the Third Party Purchaser to execute a Shareholder Joinder substantially in the form of Exhibit A, pursuant to which such Person will thereby become a party to, and be bound by and obligated to comply with the terms and conditions of, this Agreement as if such Person were the Majority Shareholder, and (ii) the Ultimate Parent Entity of such Third Party Purchaser to execute and deliver a guarantee substantially in the form attached hereto as Exhibit B. If the sale is not completed within the time period required by this Section 3.02(c), the provisions of this Section 3.02 shall again apply and no Transfer may be made in reliance upon this Section without again complying with its provisions. Any material amendment of the terms of a Third Party Purchaser’s offer from those specified in the Tag-Along Notice shall require a new Tag-Along Notice and any rights or obligations under this Section 3.02 shall be in relation to such new Tag-Along Notice. The Majority Shareholder shall provide to the Minority Shareholder copies of the final documentation relating to such sale not less than five (5) days prior to the closing of such sale.

(d) If the Minority Shareholder exercises its Tag Right, the Minority Shareholder shall be entitled to sell all but not less than all its Subject Shares in connection therewith for the same per share price and on the same terms and conditions specified in the Tag-Along Notice as the Majority Shareholder, which terms and conditions shall be at least as favorable for the Minority Shareholder as those terms and conditions specified in the Tag-Along Notice; provided that the Minority Shareholder shall have no obligation to make any representations or warranties or provide any indemnity in connection with such sale, except in respect of title to the Subject Shares, due authorization and similar fundamental corporate matters. The Majority Shareholder shall not consummate the proposed sale unless all of the Subject Shares entitled to be sold by the Minority Shareholder pursuant to this Section 3.02 are simultaneously sold in accordance with the terms hereof. Any such sale of Subject Shares shall close at a time and place specified by the Majority Shareholder and reasonably acceptable to the Minority Shareholder; provided, however, that such closing shall occur not more than sixty (60) days after the receipt of all necessary approvals from any Governmental Authority but in no event shall occur more than fourteen (14) months after the Minority Shareholder’s receipt of the Tag-Along Notice; provided, further, that if no approvals from any Governmental Authority are necessary to effect such closing, such closing shall not occur more than sixty (60) days after the Minority Shareholder’s receipt of the Tag-Along Notice.

Section 3.03 Change of Control Put Option.

(a) In connection with any change of control of the Majority Shareholder, the Minority Shareholder shall have the right and option, exercisable upon written notice to the Majority Shareholder in accordance with Section 3.03(c), to sell to the Majority Shareholder and to cause the Majority Shareholder to purchase all but not less than all of the Minority Shareholder’s Subject Shares pursuant to the Put Contract (a “Change of Control Put Option”), for an aggregate purchase price equal to the Fair Market Value of the Minority Shareholder’s Subject Shares determined in accordance with Section 3.06.

(b) At least ninety days (90) days prior to the consummation of any transaction that would result in a change of control of the Majority Shareholder (or as promptly as practicable after consummation, in the case of any change of control under clause (a) or (b) of the definition thereof), the Majority Shareholder shall deliver a notice thereof (a “Change of Control Notice”) to the Minority Shareholder, which notice shall contain: (i) the identity of the Person that will directly or indirectly control the Majority Shareholder upon the consummation of the change of control transaction and of the Ultimate Parent Entity of such Person; (ii) the date upon which the change of control transaction is proposed to be consummated; and (iii) the consideration and all other material terms of the proposed transaction. From the date of the Change of Control Notice through the date of the closing of such change of control transaction, the Majority Shareholder shall promptly provide the Minority Shareholder with all information about the change of control transaction as is reasonably requested by the Minority Shareholder, including, without limitation, information about the Person that will directly or indirectly control the Majority Shareholder and the Ultimate Parent Entity of such Person.

(c) Within fifteen (15) days of the date of the Change of Control Notice, the Minority Shareholder may request that a determination of the Fair Market Value of its Subject Shares be made pursuant to Section 3.06. Following determination of the Fair Market Value of its Subject Shares in accordance with Section 3.06, the Minority Shareholder shall have the right to exercise the Change of Control Put Option by providing notice to the Majority Shareholder no later than fifteen (15) days after the date of such determination. In the event of exercise of the Change of Control Put Option, the Majority Shareholder shall purchase, or shall cause to be purchased, all of the Subject Shares of the Minority Shareholder for the Fair Market Value

determined in accordance with Section 3.06. The closing of such purchase shall occur, (i) in the case of any change of control under clause (c) or (d) of the definition thereof, simultaneously with and as a condition to such change of control of the Majority Shareholder, and (ii) in the case of any other change of control not involving a change of control under clause (c) or (d) of the definition thereof, not more than sixty (60) days after the receipt of all necessary approvals from any Governmental Authority but in no event more than fourteen (14) months after the Minority Shareholder’s exercise of the Change of Control Put Option; provided, that if no approvals from any Governmental Authority are necessary, such closing shall not occur more than sixty (60) days after the Minority Shareholder’s exercise of the Change of Control Put Option.

(d) If in connection with a change of control the Minority Shareholder does not elect to exercise the Change of Control Put Option, then prior to the consummation of and as a condition to any such change of control, the Majority Shareholder shall require the Ultimate Parent Entity of the Person that will directly or indirectly control the Majority Shareholder upon the consummation of the change of control transaction to execute and deliver a guarantee substantially in the form attached hereto as Exhibit B.

(e) If the change of control notified in a Change of Control Notice does not occur within fourteen (14) months of such notice, the provisions of this Section 3.03 shall again apply and no Transfer may be made in reliance upon this Section without again complying with its provisions. Any material amendment of the terms of a change of control from those specified in a Change of Control Notice shall require a new Change of Control Notice and any rights or obligations under this Section 3.03 shall be in relation to such new Change of Control Notice; provided that the Minority Shareholder shall have fifteen (15) days from the date of such new Change of Control Notice to exercise the Change of Control Put Option.

Section 3.04 Litigation Put Option.

(a) Prior to the commencement of any Litigation Event, the Majority Shareholder shall deliver a notice (a “Litigation Notice”) to the Minority Shareholder that the Majority Lender intends to cause the Company or a Subsidiary of the Company to commence a Litigation Event, describing in reasonable detail the facts and circumstances giving rise to such potential Litigation Event and the potential actions contemplated to be taken in respect thereof. Following the sending of the Litigation Notice, the Majority Shareholder and the Minority Shareholder shall mutually select an Escrow Agent and execute the Escrow Agreement. Within five (5) Business Days of the execution of the Escrow Agreement, the Majority Shareholder shall deposit or cause to be deposited $5,000,000 into the Escrow Account. All costs associated with the Escrow Agent, the Escrow Agreement and the Escrow Account shall be shared equally by the Majority Shareholder and the Minority Shareholder.

(b) Within fifteen (15) days of delivery of the Litigation Notice (the date of such delivery being the “Litigation Notice Date”), the Minority Shareholder may, by written notice to the Majority Shareholder, request that a determination of the Fair Market Value of its Subject Shares be determined pursuant to Section 3.06 (a “Fair Market Value Determination”). If the Minority Shareholder does not request a Fair Market Value Determination, all amounts in the Escrow Account shall be promptly returned to the Majority Shareholder.

(c) If the Minority Shareholder requests a Fair Market Value Determination (the date of such request being the “Put Commencement Date”), the Majority Shareholder shall, within ten (10) Business Days of the determination of the Fair Market Value of the Minority Shareholder’s Subject Shares pursuant to Section 3.06 deposit or cause to be deposited into the Escrow Account such additional amounts, if any, as may be required to make the amount in the Escrow Account to be equal to the Fair Market Value of the Minority Shareholder’s Subject Shares. If the Fair Market Value of the Minority Shareholder’s Subject Shares is less than the amount in the Escrow Account, such excess shall be promptly returned to the Majority Shareholder.

(d) Until (i) the date fifteen (15) days after the Litigation Notice Date if the Minority Shareholder does not request a Fair Market Value Determination, or (ii) the date (the “Escrow Commencement Date”) on which an amount equal to the Fair Market Value of the Minority Shareholder’s Subject Shares is deposited in the

Escrow Account if the Minority Shareholder requests a Fair Market Value Determination, the Majority Shareholder shall not permit the Company or any Subsidiary of the Company to commence any Litigation Event.

(i) If the Minority Shareholder does not request a Fair Market Value Determination, the Majority Shareholder may cause the Company or any Subsidiary of the Company to commence a Litigation Event contemplated by the Litigation Notice delivered in respect thereof without the consent of the Minority Shareholder (but subject to the Company Articles and the other provisions of this Agreement, including Sections 5.01, 5.03 and 5.04) at any time after the date fifteen (15) days after the Litigation Notice Date and prior to the one (1) year anniversary of the Litigation Notice Date, and the Minority Shareholder shall not have a Litigation Put Option during such period. If prior to the one (1) year anniversary of the Litigation Notice Date no Adversary Proceeding in respect of the Litigation Event contemplated by the Litigation Notice has been commenced by the Company or any of its Subsidiaries against Petrodelta, any Affiliate of Petrodelta or any Governmental Authority of Venezuela through the issuance of a demand for arbitration, the filing or service of a complaint or other similar action or process, the Majority Shareholder shall not permit the Company or any Subsidiary of the Company to commence a Litigation Event without the prior written consent of the Minority Shareholder until the second anniversary of the Litigation Notice Date and, thereafter, the Majority Shareholder shall not permit the Company or any Subsidiary of the Company to commence any Litigation Event without providing the Minority Shareholder with a Litigation Notice and complying with the terms of this Section 3.04.

(ii) If the Minority Shareholder requests a Fair Market Value Determination, the Majority Shareholder may, upon five (5) days prior written notice to the Minority Shareholder, cause the Company or any Subsidiary of the Company to commence a Litigation Event contemplated by the Litigation Notice delivered in respect thereof at any time during the period (the “Escrow Period”) after the Escrow Commencement Date and before the earlier of the one (1) year anniversary of the Litigation Notice Date or the Litigation Withdrawal Date. If during the Escrow Period no Adversary Proceeding in respect of the Litigation Event contemplated by the Litigation Notice has been commenced by the Company or any of its Subsidiaries against Petrodelta, any Affiliate of Petrodelta or any Governmental Authority of Venezuela through the issuance of a demand for arbitration, the filing or service of a complaint or other similar action or process, the Majority Shareholder shall not permit the Company or any Subsidiary of the Company to commence a Litigation Event without the prior written consent of the Minority Shareholder for one (1) year after the end of the Escrow Period and, thereafter, the Majority Shareholder shall not permit the Company or any Subsidiary of the Company to commence any Litigation Event without providing the Minority Shareholder with a Litigation Notice and complying with the terms of this Section 3.04.

(e) The Minority Shareholder shall have the right and option, exercisable upon written notice to the Majority Shareholder during the period commencing on the Put Commencement Date and ending on the date occurring (such date being the “Final Exercise Date”) thirty (30) days after the earliest of (x) the date on which the Majority Shareholder provides the Minority Shareholder with written notice that an Adversary Proceeding in respect of the Litigation Event contemplated by the Litigation Notice has been commenced by the Company or any of its Subsidiaries against Petrodelta, any Affiliate of Petrodelta or any Governmental Authority of Venezuela through the issuance of a demand for arbitration, the filing or service of a complaint or other similar action or process, (y) the date on which the Majority Shareholder provides the Minority Shareholder with written notice that the Majority Shareholder has caused the Company and each Subsidiary of the Company to withdraw any pending Litigation Events and will not cause the Company or any Subsidiary of the Company to commence any new Litigation Event within the one (1) year period following the date of such notice without the prior written consent of the Minority Shareholder (the Litigation Withdrawal Notice”) and (z) the one (1) year anniversary of the Litigation Notice, to sell to the Majority Shareholder, and to cause the Majority Shareholder to purchase from the Minority Shareholder, all but not less than all of the Minority Shareholder’s Subject Shares (the “Litigation Put Option”) for an aggregate purchase price equal to the Fair Market Value of the Minority Shareholder’s Subject Shares determine pursuant to Section 3.06. In the event that the Minority Shareholder exercises the Litigation Put Option, (i) the parties shall execute the Put Contract (which shall provide that the purchase price shall be paid out of the Escrow Account and that all funds remaining in the Escrow Account after the payment of the purchase price shall be returned to the Majority Shareholder) as promptly as practicable and (ii) the Majority Shareholder shall purchase, or cause to be purchased, all of the Minority Shareholder’s Subject Shares within thirty (30) days of the later of the exercise of the Litigation Put Option and the determination of Fair Market Value pursuant to Section 3.06. If the Minority Shareholder does not exercise the Litigation Put Option by the Final Exercise Date, all amounts in the Escrow Account shall be promptly returned to the Majority Shareholder.

Section 3.05 Permitted Transfers; Transfer Approval.

(a) The Majority Shareholder may effect a Transfer of all but not less than all of its Subject Shares to any Person that is one of its Qualified Affiliates (a “Permitted Transferee”) at any time without complying with the provisions of Section 3.02; provided that (i) the Majority Shareholder provides at least fifteen (15) days’ advance notice to the Minority Shareholder and, (ii) prior to the consummation of and as a condition to such Transfer, the Permitted Transferee of such Subject Shares executes a Shareholder Joinder substantially in the form attached hereto as Exhibit A, pursuant to which such Person will thereby become a party to, and be bound by and obligated to comply with the terms and conditions of, this Agreement as if such Person were the Majority Shareholder. Before such Permitted Transferee ceases to be a Qualified Affiliate of the Majority Shareholder, it shall Transfer, in a manner permitted by this Agreement, all the Subject Shares held by it back to the Majority Shareholder or another Qualified Affiliate of the Majority Shareholder that shall remain a Qualified Affiliate after such Transfer.

(b) The Majority Shareholder shall take all Necessary Action to approve, in accordance with the Company Articles, any Transfer by the Minority Shareholder in accordance with this Agreement of any or all of its Subject Shares to any Person.

Section 3.06 Fair Market Value Determination.

(a) In the event that a Change of Control Notice is delivered pursuant to Section 3.03(b) or a Claim Notice is delivered pursuant to Section 3.04(a) and the Minority Shareholder requests, by written notice to the Majority Shareholder delivered within fifteen (15) days after receipt of such Change of Control Notice or Litigation Notice, a determination of the Fair Market Value of Subject Shares (the “Fair Market Value Request”), then the Shareholders shall seek to agree on the appointment of an independent third party investment bank to act as an appraiser (the “Appraiser”), which shall select a reputable independent technical expert (the “Technical Expert”) to assist with its determination of the Fair Market Value of the Subject Shares. In the event the Shareholders fail to reach an agreement on the appointment of the Appraiser within fifteen (15) days of the Minority Shareholder’s Fair Market Value Request, the Shareholders shall request that an independent third party investment bank be appointed by the ICC International Centre for Expertise and such independent third party investment bank so appointed shall act as the Appraiser.

(b) Each Shareholder shall enter into customary engagement letters with the Appraiser and the Technical Expert, which engagement letters shall provide that the fees and expenses of and any indemnity obligations to the Appraiser or the Technical Expert shall be borne fifty percent (50%) by the Majority Shareholder and fifty percent (50%) by the Minority Shareholder on a several, but not joint basis. Each Shareholder shall cooperate with the Appraiser and the Technical Expert as reasonably requested, which cooperation shall include promptly providing any information in its possession reasonably requested by the Appraiser or the Technical Expert.

(c) The Appraiser shall conduct a valuation of the market value of the Subject Shares as promptly as reasonably practicable and, in any event, within thirty (30) days after the appointment of the Appraiser. The Appraiser’s valuation of the fair market value of the Subject Shares shall take into account, to the extent applicable: (i) any dividends declared by the Company, any of its Subsidiaries or Petrodelta after September 30, 2013, which have not been paid by the Company to its shareholders, (ii) the consideration to be paid in a proposed change of control transaction, (iii) the expected realizable value of any claims that are the subject of a

Litigation Event and (iii) any other factors deemed appropriate by the Appraiser in its discretion. The “Fair Market Value” of the Subject Shares shall be an amount equal to the product of (i) the Appraiser’s valuation of the fair market value of the Subject Shares as a whole, as of the date of delivery of the Change of Control Notice or Claim Notice, as determined in accordance with this Section 3.06, (ii) multiplied by the percentage of Subject Shares then owned by the Minority Shareholder. The determination of the Appraiser of Fair Market Value shall (in the absence of fraud or manifest error) be final and binding.

ARTICLE IV

GOVERNANCE

Section 4.01 Consent Rights. For so long as the Minority Shareholder and its Affiliates own at least twenty-five percent (25%) of the Common Shares, the Majority Shareholder shall take all Necessary Action to cause the Company and its Subsidiaries to refrain from taking any of the following actions or approving any of the following matters (each, a “Consent Action”) without the prior written consent of the Minority Shareholder:

(a) Transfer any assets other than (i) Company Owned IP pursuant to non-exclusive licenses granted to end users in connection with sales of finished products in the ordinary course of business and (ii) dispositions of obsolete equipment or assets in the ordinary course of business consistent with past practice;

(b) guarantee any Indebtedness or assume or guarantee the obligations of any Person other than guarantees of a Wholly Owned Subsidiary of the Company;

(c) loan, advance, invest or make a capital contribution to or in any Person other than (i) a Wholly Owned Subsidiary of the Company or (ii) Petrodelta if and to the extent required to comply with any pro rata funding obligations of the Company or any of its Wholly Owned Subsidiaries in respect of Petrodelta under the terms of the Core Petrodelta Documents or any duly approved Business Plan (as defined in the Conversion Agreement);

(d) waive or release any (i) governmental complaint or (ii) claims, liabilities or obligations arising out of, related to or in connection with litigation other than for compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $500,000 in any single instance and $1,000,000 in the aggregate and in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(e) the entering into, or commitment to enter into, or undertaking activity in any line of business other than owning and investing in Petrodelta, complying with the terms of the Core Petrodelta Documents and matters ancillary thereto;

(f) the incorporation, formation or the acquisition of any new Subsidiary (other than a Wholly Owned Subsidiary) or interests or assets of any Person (other than the acquisition of interests in a Wholly Owned Subsidiary or in Petrodelta if and to the extent required to comply with the terms of the Core Petrodelta Documents);

(g) the assertion of any claim or commencement of any litigation, arbitration or other proceeding against Petrodelta, any Affiliate of Petrodelta or any Governmental Authority of Venezuela, other than in accordance with Section 3.04(d);

(h) approving the appointment of any new auditor or a change in the existing auditor of the Company or any of its Subsidiaries, other than in respect of the appointment of any new auditor that is the then-current, or is simultaneously appointed to be the, auditor of Parent;

(i) approving the compensation of or any other fees payable to any Director or any director of a Subsidiary of the Company;

(j) any agreement or other transaction between any Group Company and either (i) Parent or any of its Affiliates (other than any Group Company) or (ii) any director, officer or employee of Parent or any of its Affiliates (other than for compensation of officers or employees of any Group Company in the ordinary course of business); and

(k) the delegation of the authority or powers of the Board to any committee, Person or entity except pursuant to a power of attorney granted to strictly implement resolutions, or carry out any actions, that have been duly authorized by the Board.

Section 4.02 Board Participation. Until such time as the Minority Shareholder has the right to appoint at least one (1) Director, the Majority Shareholder shall:

(a) use its reasonable best efforts to enable a designee of the Minority Shareholder (the “Board Observer”) to attend (in person, or at the election of the Board Observer, by means of a telephonic conference connection) all regular and special meetings of the Board, including all regular and special meetings of any committee of the Board, as an observer and to be given such prior notice of such Board or committee meetings (together with any materials prepared for Directors for such meetings) as are (and at such times as given) to Directors; provided, however, that the Minority Shareholder shall procure that the Board Observer keeps confidential any confidential information received in his or her role as Board Observer and that the Board Observer undertakes to the Company that he or she will do so;

(b) keep the Minority Shareholder reasonably informed of all discussions among and actions taken by the Board and any committee of the Board; and

(c) to the extent not provided under any of the foregoing, promptly provide the Minority Shareholder with copies of all materials distributed to Directors and all minutes of the Board.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Information Rights. For so long as the Minority Shareholder and its Affiliates own at least twenty-five percent (25%) of the Common Shares, the Majority Shareholder shall take all Necessary Action to cause the Company to furnish to the Minority Shareholder:

(a) as soon as practicable but not later than ninety (90) days after the end of each fiscal year, copies of audited consolidated Financial Statements of the Company and each of its Subsidiaries for such fiscal year prepared in accordance with United States generally accepted accounting principles (“GAAP”) and United States auditing standards;

(b) as soon as practicable but not later than forty-five (60) days after the end of each fiscal year, a report, for each of the Company and its Subsidiaries, summarizing the operations of the Company and each such Subsidiary conducted during such fiscal year, together with statements of sources and application of funds showing actual expenditures to date, and latest estimates to the fiscal year end;

(c) as soon as practicable but not later than forty-five (60) days after the end of each fiscal quarter, copies of the unaudited consolidated Financial Statements of the Company and each of its Subsidiaries for such fiscal quarter prepared in accordance with GAAP and United States auditing standards and a report, for each of the Company and its Subsidiaries, summarizing the operations of the Company conducted during such fiscal quarter, together with statements of sources and application of funds showing actual expenditures to date, and latest estimates to the fiscal year end;

(d) as soon as practicable, any correspondence to or from Petrodelta, to or from the auditors of the Company and to or from any Governmental Authority;

(e) as soon as practicable, copies of all Contracts entered into by the Company;

(f) as soon as practicable, copies of and access to complete and accurate statements, of whatever financial, tax, accounting and other information regarding the Company and its Subsidiaries, including information regarding earnings, which the Minority Shareholder or any of its Affiliates is required to file with any Governmental Authority, or which is necessary or required in order to comply with any audit; and

(g) as soon as practicable, such other information relating to the financial condition, business, prospects, or corporate affairs of the Company, any of its Subsidiaries or Petrodelta or any of its Subsidiaries as the Minority Shareholder may from time to time reasonably request;

provided that, if so requested by the Minority Shareholder, the Majority Shareholder shall take all Necessary Action to cause the Company and its Subsidiaries to furnish to the Minority Shareholder the Financial Statements described in clauses (a) and (c) of this Section 5.01 in accordance with IFRS within ninety (90) days of the date of such request; provided, further, that the Minority Shareholder shall bear all out-of-pocket expenses of Parent or its Affiliates that are incurred in connection with the preparation of such Financial Statements in accordance with IFRS to the extent such expenses exceed those that would have been incurred in connection with the preparation of such Financial Statements in accordance with GAAP and United States auditing standards.

Section 5.02 Inspection and Audit Rights. The Majority Shareholder shall take all Necessary Action to cause the Company to permit the Minority Shareholder, through its authorized employees and agents or those of its Affiliates, at its own cost and expense, during normal business hours and upon reasonable notice, to have full access to the Company and its Subsidiaries, all sites, offices and facilities of the Company and its Subsidiaries, and (except as may be limited by Law) the right to examine, make copies of and audit any accounts, records and other documents of the Company and its Subsidiaries. The Majority Shareholder shall further use its reasonable best efforts to permit the Minority Shareholder, through its authorized employees and agents or those of its Affiliates, to conduct any of the foregoing inspection and audit rights with respect to Petrodelta and any of its Subsidiaries.

Section 5.03 Consultation. The Majority Shareholder shall consult with the Minority Shareholder prior to proposing or consenting to any material action by the Company or any of its Subsidiaries not subject to the Minority Shareholder’s consent rights, including without limitation any material change to or action under the Core Petrodelta Documents, the entry into a new Contract with Petrodelta, any permitted Litigation Event (or actions in connection therewith) or any other material change in the relationship of the Company and its Affiliates with Petrodelta, and shall (a) provide the Minority Shareholder with a reasonable opportunity to review, comment on and propose modifications in respect of any such proposal or consent and (b) consider any such comments or proposed modifications in good faith.

Section 5.04 Fiduciary Duties of Directors. The Majority Shareholder shall take all Necessary Action to ensure that the Directors nominated by the Majority Shareholder act in accordance with the requirements of the Laws of The Netherlands applicable to such Directors.

Section 5.05 Payment of Dividends. The Majority Shareholder shall take all Necessary Action to cause the Company and its Subsidiaries to distribute to the Shareholders of the Company in cash all profits in respect of any dividends paid by Petrodelta.

Section 5.06 Company Joinder. Upon the written request of the Minority Shareholder, the Majority Shareholder shall use its reasonable best efforts, including reasonable best efforts to obtain the consent of O&G Tech (if necessary), to cause the Company to become a party to this Agreement by executing a joinder agreement reasonably acceptable to the Minority Shareholder. By executing such joinder agreement, the Company shall agree that wherever it is provided herein that the Majority Shareholder shall take all Necessary Action to cause the Company to take, or refrain from taking, any action, then the Company shall take, or refrain from taking, such action.

Section 5.07 Participation Right. In the event that Parent or the Majority Shareholder seeks to enter into any change of control (pursuant to clause (a), (c) or (d) of the definition thereof) transaction or any direct or indirect sale of the Majority Shareholder’s Subject Shares (any such transaction, a “Sale Transaction”), the Majority Shareholder shall take all Necessary Action, and take all Necessary Action to cause Parent, to provide the Minority Shareholder with (x) notice that the Majority Shareholder intends to commence discussions with regard to a Sale Transaction, (y) any and all information reasonably requested by the Minority Shareholder for the purpose of evaluating and entering into a Sales Transaction (subject to the Minority Shareholder entering into a confidentiality agreement reasonably acceptable to the Minority Shareholder) and (z) the same opportunity to negotiate and submit proposals in respect of any such Sale Transaction as provided to any other potential buyer.

ARTICLE VI

TAX MATTERS

Section 6.01 Administration of Tax Matters. The Majority Shareholder shall, at its own expense, prepare or cause to be prepared and timely file, or cause to be timely filed, all Company Tax Returns and Tax Returns of a VAT Fiscal Unity (taking into account all extensions properly obtained). The Majority Shareholder shall (i) prepare such Tax Returns on a basis consistent with past practices and accounting methods of the Majority Shareholder and the Company and its Subsidiaries except to the extent otherwise required by applicable Law, and (ii) provide a copy of such Tax Return(s) to the Minority Shareholder (with supporting documentation and computations) at least thirty (30) days prior (except, in the case of a Periodic Tax Return, ten (10) days prior) to filing such Tax Return(s). The Minority Shareholder shall, within fifteen (15) days (except, in the case of a Periodic Tax Return, five (5) days) of receiving such Tax Return(s), notify the Majority Shareholder in writing of any matters in such Tax Returns with which the Minority Shareholder reasonably disagrees. In such case, the Majority Shareholder and the Minority Shareholder shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters and, to the extent they are unable to reach such a solution within ten (10) days, shall resolve the dispute in accordance with Section 6.03.

Section 6.02 Cooperation; Audits; Tax-Related Actions.

(a) In connection with the preparation of Tax Returns (including amended Tax Returns), audit examinations, Tax refund claims, applications for relief or ruling and any actions relating to the Tax liabilities imposed on the Company or its Subsidiaries (or any successor thereof), the Majority Shareholder, on the one hand, and the Minority Shareholder, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required and to the extent not unduly burdensome), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of actions by Taxing Authorities as to the imposition of Taxes. The Majority Shareholder shall and to the extent practicable shall take all Necessary Action to cause the Company and is Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to the Company and is Subsidiaries until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the Minority Shareholder reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow such other party to take possession of such books and records at such party’s own expense.

(b) The Majority Shareholder and the Minority Shareholder shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 6.03 Referee. If, after negotiating in good faith, the Majority Shareholder and the Minority Shareholder are unable to reach an agreement relating to any Tax matter under this Article VI, the dispute shall be submitted to a mutually acceptable independent accounting firm of national repute (the “Referee”) jointly selected by the Majority Shareholder and the Minority Shareholder within five (5) Business Days of the date on which a party makes the request to refer such dispute to an expert. The Majority Shareholder and the Minority Shareholder shall instruct the Referee to resolve any disputed items within fifteen (15) Business Days of having such items referred to it, pursuant to such procedures as it may require. The parties shall cooperate with the Referee, provide it promptly with all information that it reasonably requires and shall promptly act to implement the decision of the Referee. The costs, fees and expenses of the Referee shall be allocated between 50% to the Majority Shareholder and 50% to the Minority Shareholder.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Term and Termination. The terms and conditions set forth in this Agreement shall become effective as of the date of any termination of the SPA prior to consummation of the Final Closing thereunder and shall continue in accordance with their respective terms; provided this Agreement shall terminate:

(a) by the mutual consent of all Shareholders at any time; or

(b) automatically in the event:

(i) the Final Closing occurs;

(ii) a Tag Right pursuant to Section 3.02, Change of Control Put Option pursuant to Section 3.03 or Litigation Put Option pursuant to Section 3.04 is exercised and consummated.

Section 7.02 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, except as otherwise set forth in this Section 7.02, the parties acknowledge and agree that the parties hereto shall be entitled, without posting a bond, security or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b) Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 7.02. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.02, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party, and (ii) neither the commencement of any legal proceeding pursuant to this Section 7.02 nor anything set forth in this Section 7.02 shall restrict or limit any party’s right to pursue any other remedies that may be available then or thereafter.

Section 7.03 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise); provided that all rights and obligations of the Minority Shareholder shall be assigned to any transferee of the Minority Shareholder, and all obligations of the Majority Shareholder shall be binding upon any transferee of the Majority Shareholder, in each case in connection with any Transfer of Subject Shares made in accordance with Article III. Any attempted assignment or transfer, which does not comply with the provisions of this Section 7.03, shall be null and void ab initio. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and assigns. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 7.04 Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by the parties hereto. Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.05 Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient); provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (local time) shall be deemed to have been received at 9:00 a.m. (local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.05):

if to the Majority Shareholder:

c/o Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

Phone: (281) 899-5700

Fax: (281) 899-5702

e-mail: khead@harvestnr.com

Attention: Keith Head, Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana St.

Houston, TX 77002

Phone: (713) 229-1137

Fax: (713) 229-1522

e-mail: thomas.moore@bakerbotts.com

            bill.lamb@bakerbotts.com

Attention: Thomas J. Moore

                 William S. Lamb

if to the Minority Shareholder:

Petroandina Resources Corporation N.V. Muiderstraat 7/A 1011PZ Amsterdam, The Netherlands Phone: +31 20 662 2199 Fax: +31 20 364 0323 e-mail: mstorni@pluspetrol.net Attention: María Ximena Storni with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Phone: (212) 225-2000

Fax: (212) 225-3999

e-mail: jlewis@cgsh.com; nwhoriskey@cgsh.com

Attention: Jeffrey S. Lewis

                 Neil Q. Whoriskey

Section 7.06 Governing Law and Exclusive Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to principles of conflicts of law thereof that would cause the application of Laws of any other jurisdiction other than the State of New York).

(b) Each of the parties hereto irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

(c) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 7.06 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, County of New Castle, any other court of the State of Delaware, County of New Castle, and any Federal court sitting in the State of Delaware for the purpose of any dispute arising out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery located in the County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Buyer, Seller and HNR agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT,

TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, SELLER OR HNR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 7.07 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.08 Entire Agreement. This Agreement (including the Exhibits hereto and other documents delivered pursuant hereto), together with the Related Agreements, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

Section 7.09 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 7.10 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, no Person other than the Majority Shareholder and Parent, including without limitation, any officer, director, employee, agent or representative of the Company, the Majority Shareholder or Parent, shall have any liability or obligation to the Minority Shareholder or any other Person as a result of the breach or any representation, warranty, covenant, agreement or obligation of the Majority Shareholder in this Agreement.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HNR ENERGIA B.V.

By:	/s/ James A. Edmiston
Name:	James A. Edmiston
Title:	Attorney-in-Fact

PETROANDINA RESOURCES CORPORATION N.V.

By:	/s/ Maria Ximena Storni
Name:	Maria Ximena Storni
Title:	Attorney-in-fact

EXHIBIT A

FORM OF SHAREHOLDER JOINDER

THIS SHAREHOLDER JOINDER (this “Agreement”) dated as of [Insert Date] is made by [Insert Name of Transferee] (the “Transferee”).

WHEREAS, HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the Laws of Curaçao (the “Majority Shareholder”) and Petroandina Resources Corporation N.V., a company with limited liability (naamloze vennootschap) organized and existing under the Laws of the Netherlands (the “Minority Shareholder”) have entered into a shareholders agreement dated as of December 16, 2013 (the “Shareholders Agreement”), as amended from time to time;

WHEREAS, [Insert name of transferor] desires to transfer all of its Subject Shares to the Transferee in accordance with the provisions of Article III of the Shareholders Agreement; and

WHEREAS, Article III of the Shareholders Agreement requires that, prior to such transfer, the Transferee must deliver an executed copy of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Transferee agrees as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Shareholders Agreement.

Section 2. Adherence to Shareholders Agreement. The Transferee hereby agrees with each party to the Shareholders Agreement that it will comply with and be bound by all of the provisions of the Shareholders Agreement (a copy of which has been delivered to the Transferee and which has been initialed by such Transferee and is attached hereto for identification) in all respects and is hereby made a party to such Agreement as if such Transferee were named therein as a party and on the basis that references therein to [Insert name of Majority Shareholder if transferor is the Majority Shareholder or one of its Permitted Transferees][Insert name of Minority Shareholder if transferor is the Minority Shareholder] shall be deemed to refer to the Transferee.

Section 3. Representations and Warranties. The Transferee hereby represents and warrants to each Shareholder on the date hereof as follows:

(a)	Execution. This Agreement has been duly and validly executed and delivered by the Transferee and this Agreement constitutes a legal and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms.

(b)	No Conflict. The execution and delivery by the Transferee of this Agreement and performance by the Transferee of this Agreement and the consummation by the Transferee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (B) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the Transferee is a party or by which the Transferee is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the Transferee’s ability to perform its obligations hereunder.

(c)	[Insert if a Permitted Transferee of Majority Shareholder][Permitted Transferee. The Transferee is a Permitted Transferee of the Majority Shareholder.]

Section 4. [Insert if a Permitted Transferee of Majority Shareholder][Covenant to Transfer. Before the Transferee ceases to be a Qualified Affiliate of the Majority Shareholder, it shall Transfer, in a manner permitted by the Shareholders Agreement, all the Subject Shares held by it back to the Majority Shareholder or another Qualified Affiliate of the Majority Shareholder that shall remain a Qualified Affiliate after such Transfer.]

Section 5. Notice. The notice details of the Transferee for purposes of Section 7.05 of the Shareholders Agreement are as follows:

[                                         ]

Section 6. Governing law. Section 7.06 of the Shareholders Agreement is incorporated herein by reference, mutatis mutandis.

IN WITNESS WHEREOF, the Transferee has executed this Agreement as of the date first above written.

[NAME OF TRANSFEREE]

By:
Name:
Title:

EXHIBIT B

PARENT GUARANTEE

This Parent Guarantee, dated as of December 16, 2013 (this “Guarantee”), is made by Harvest Natural Resources, Inc., a Delaware corporation (the “Guarantor”) in favor of Petroandina Resources Corporation N.V., a company with limited liability (naamloze vennootschap) organized and existing under the Laws of the Netherlands (“Minority Shareholder”).

WHEREAS, HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the Laws of Curaçao (the “Majority Shareholder”) and the Minority Shareholder are parties to a Shareholders’ Agreement, dated as of the date hereof (the “Shareholders Agreement”) and an Ancillary Agreement (the “Ancillary Agreement”), with respect to certain rights and obligations of the Majority Shareholder and the Minority Shareholder in connection with the purchase of Subject Shares (as defined in the Shareholders Agreement) from the Majority Shareholder by the Minority Shareholder; and

WHEREAS, it is a condition and inducement to the willingness of Minority Shareholder to enter into the Shareholders Agreement and the Ancillary Agreement that the Guarantor execute and deliver this Guarantee in favor of the Minority Shareholder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Shareholders Agreement.

Section 2. Guarantee. In connection with the transactions contemplated by the Shareholders Agreement and the Ancillary Agreement, the Guarantor hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of all obligations and liabilities of the Majority Shareholder and any of its Affiliates or Permitted Transferees under the Shareholders Agreement and the Ancillary Agreement, as and when due and payable or required to be performed pursuant to any provisions of the Shareholders Agreement and the Ancillary Agreement, subject to the terms and conditions thereof (the “Guaranteed Obligations”) and agrees that Minority Shareholder shall be entitled to enforce directly against Guarantor any of the Guaranteed Obligations. To the fullest extent permitted by applicable Law, the Guarantor waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Notwithstanding any of the foregoing, nothing herein shall be deemed to waive or limit the Guarantor’s ability to assert any claims, defenses or other rights that the Majority Shareholder or its Affiliates or Permitted Transferees may have under the Shareholders Agreement or the Ancillary Agreement. In the event that the Guarantor or any of its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) other than as contemplated by the SPA, transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Guarantor shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 2.

Section 3. Term and Termination. This Guarantee shall become effective as of the date of any termination of the SPA prior to consummation of the Final Closing thereunder and shall remain in full force and effect, and the obligations of the Guarantor hereunder shall continue and not be discharged until such time as the

Shareholders Agreement and the Ancillary Agreement have terminated and are of no further force and effect; provided that any such termination shall not release or discharge any Guaranteed Obligation that shall have accrued prior to the date of such termination.

Section 4. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient); provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (local time) shall be deemed to have been received at 9:00 a.m. (local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4):

if to the Guarantor:

c/o Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

Phone: (281) 899-5700

Fax: (281) 899-5702

e-mail: khead@harvestnr.com

Attention: Keith Head, Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana St.

Houston, TX 77002

Phone: (713) 229-1137

Fax: (713) 229-1522

e-mail: thomas.moore@bakerbotts.com

               bill.lamb@bakerbotts.com

Attention: Thomas J. Moore

                 William S. Lamb

if to Minority Shareholder:

Petroandina Resources Corporation N.V.

Muiderstraat 7/A

1011PZ Amsterdam, The Netherlands

Phone: +31 20 662 2199

Fax: +31 20 364 0323

e-mail: mstorni@pluspetrol.net

Attention: María Ximena Storni

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Phone: (212) 225-2000

Fax: (212) 225-3999

e-mail: jlewis@cgsh.com; nwhoriskey@cgsh.com

Attention: Jeffrey S. Lewis

                 Neil Q. Whoriskey

Section 5. Miscellaneous. Except for Section 7.01 and Section 7.05, Article VII of the Shareholders Agreement is incorporated herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

HARVEST NATURAL RESOURCES, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

PETROANDINA RESOURCES CORPORATION N.V.

By:
Name:
Title:

EXECUTION VERSION

EXHIBIT C

FORM OF PUT CONTRACT

DEED OF SALE, PURCHASE AND TRANSFER OF SHARES

On the [—] day of [—]

two thousand and [—], appearing before me,

[—], a civil-law notary in Rotterdam (the “Notary”), are:

I.	[—], acting pursuant to a power of attorney from:

Petroandina Resources Corporation N.V., a company with limited liability (naamloze vennootschap), existing under the laws of the Netherlands, with its corporate seat in Amsterdam (The Netherlands) and its place of business at (1011 PZ) Amsterdam (The Netherlands), Muiderstraat 7 A, registered with the trade register under number 50187511 (“Seller”);

II.	[—], acting pursuant to a power of attorney from:

HNR Energia B.V., a private limited liability company (besloten vennootschap), existing under the laws of Curaçao, with its corporate seat in Curaçao and its place of business at (1097 JB) Amsterdam (The Netherlands), Prins Bernhardplein 200, registered with the trade register under number 34311729 (“Buyer”); and

III.	[—], acting pursuant to a power of attorney from:

Harvest-Vinccler Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), existing under the laws of the Netherlands, with its corporate seat in Amsterdam (The Netherlands) and its place of business at (1097 JB) Amsterdam (The Netherlands), Prins Bernhardplein 200, registered with the trade register under number 14037775 (“Company”).

RECITALS

Seller and Buyer agree that:

A.	Share Purchase Agreement; Shareholders’ Agreement

Pursuant to a share purchase agreement (the “Share Purchase Agreement”) dated the [—] day of [—] two thousand and thirteen by and among Buyer, and, solely with respect to Article V and Section 11.13 thereof, Pluspetrol Resources Corporation B.V., Seller and Harvest Natural Resources, Inc. (“HNR”), Seller acquired seven thousand two hundred fifty (7,250) of the ordinary Class A shares in the capital of the Company (the “Subject Shares”), numbered A1 up to and including A7,250, each ordinary Class A share having a par value of one euro (€1), constituting twenty-nine per cent (29%) of the issued and outstanding capital of the Company.

Buyer and Seller are Party to a shareholders’ agreement (the “Shareholders Agreement”), dated the [—] day of [—] two thousand and thirteen, in respect of Seller’s ownership of the Subject Shares and certain rights and obligations of Seller and Buyer with respect thereto.

B.	[Change of Control Put Option][Litigation Put Option]

[Pursuant to Section 3.03 of the Shareholders Agreement, in connection with any change of control (as defined in the Shareholders Agreement) of Buyer, Seller shall have the right and option, exercisable upon written notice to Buyer, to sell to Buyer and to cause Buyer to purchase, or cause to be purchased, all but not less than all of the Subject Shares for an aggregate purchase price equal to the Fair Market Value of the Subject Shares determined in accordance with Section 3.06 of the Shareholders Agreement (the “Change of Control Put Option”).] [Pursuant to Section 3.04 of the Shareholders Agreement, in connection with Buyer’s commencement of any Litigation Event], Seller shall have the right and option, exercisable upon written notice to Buyer, to sell to Buyer and to cause Buyer to purchase, or cause to be purchased, all but not less than all of the Subject Shares for an aggregate purchase price equal to the Fair Market Value of the Subject Shares determined in accordance with Section 3.06 of the Shareholders Agreement (the “Litigation Put Option”).

C.	Exercise of [Change of Control Put Option] [Litigation Put Option]

[Buyer has delivered a Change of Control Notice to Seller and, following determination of the Fair Market Value of the the Subject Shares in accordance with Section 3.06 of the Shareholders Agreement, Seller has exercised the Change of Control Put Option in accordance with Section 3.04(c) of the Shareholders Agreement.] [Buyer has delivered a Litigation Notice to the Seller and the Seller has exercised the Litigation Put Option in accordance with Section 3.04(e) of the Shareholders Agreement.] In performance of their respective obligations under the Shareholders’ Agreement, Seller hereby wishes to sell and transfer the Subject Shares to Buyer, and Buyer hereby wishes to purchase and accept the Subject Shares from Seller (the “Transaction”).

SALE, PURCHASE AND TRANSFER OF THE SUBJECT SHARES

Seller and Buyer agree:

Article 1. Definitions

1.1.	All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Shareholders Agreement and, where not so defined in the Shareholders Agreement, in the Share Purchase Agreement.

Article 2. Conditions precedent

2.1.	The following are the conditions precedent (opschortende voorwaarden) for the Transaction to occur, which Seller and Buyer declare have been satisfied or waived (and which waiver has been accepted by Seller and Buyer) prior to the execution of this deed:

a.	Buyer shall have delivered to the Notary:

(i)	(A) a written shareholders’ resolution approving the transfer of the Subject Shares, duly executed by all shareholders of the Company, or (B) duly adopted minutes of a duly convened shareholder’s meeting approving the transfer of the Subject Shares, which in each case is effective pursuant to the articles of association of the Company;

(ii)	duly legalized powers-of-attorney with respect to execution of this deed;

(iii)	the shareholders’ register of the Company;

(iv)	and such other documents as may be customary and required under applicable Law, or reasonably required by the Notary;

b.	Seller shall cause the written shareholders’ resolution approving the transfer of the Subject Shares referenced in Article 2.1(a)(i)(A) above to be duly executed by Seller, if applicable.

c.	Seller shall deliver to the Notary:

(i)	a duly legalized power-of-attorney with respect to execution of this deed;

(ii)	and such other documents as may be customary and required under applicable Law, or reasonably required by the Notary;

d.	Buyer shall transfer the Purchase Price in accordance with Article 4.2 hereof.

e.	Buyer shall deliver to Seller a certificate, dated as of the date hereof, and signed by an executive officer of Buyer, certifying that each of the representations and warranties of Buyer contained in this deed are true and correct in all respects at and as of the date hereof; and

f.	Seller shall deliver to Buyer a certificate, dated as of the date hereof, and signed by a duly authorized signatory of Seller, certifying that each of the representations and warranties of Seller contained in this deed are true and correct in all respects at and as of the date hereof.

Article 3. Sale, purchase and transfer

3.1.	In performance of their respective obligations under [Section 3.03] [Section 3.04] of the Shareholders Agreement, Seller hereby sells and transfers the Subject Shares to Buyer, and Buyer hereby purchases and accepts the Subject Shares from Seller.

Article 4. Purchase Price and discharge

4.1.	The purchase price payable for the Subject Shares is an amount equal to [—] United States Dollars (US$ [—]) (the “Purchase Price”).

4.2.	The Purchase Price has been paid by wire transfer of immediately available funds by Buyer to an account designated in writing by Seller at least two Business Days prior to the date hereof.

4.3.	Seller hereby discharges Buyer from the obligation to pay the Purchase Price.

Article 5. Representations and Warranties of Seller

5.1.	Organization and Qualification. Seller is a company with limited liability (naamloze vennootschap) duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Seller to consummate the transactions contemplated by this deed.

5.2.	Title to the Subject Shares. Immediately following the execution of this deed, Buyer will have such title to the Subject Shares as Seller received from Buyer upon consummation of the Initial Closing under the Share Purchase Agreement, free and clear of any Liens (other than Permitted Liens and any other Liens on the Subject Shares existing upon the consummation of the Initial Closing).

5.3.	Authority Relative to Deed. Seller has all necessary power and authority to execute and deliver this deed and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution of this deed by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this deed or to consummate the transactions contemplated hereby. This deed has been duly and validly executed by Seller and, assuming the due authorization and execution by Buyer, this deed constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and subject to general equitable principles).

5.4.	No Conflict; Required Filings and Consents.

a.	None of the execution and delivery of this deed by Seller, the consummation by Seller of the transactions contemplated by this deed or performance of its obligations hereunder will (i) conflict with or violate the organizational documents of Seller, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Article 5.4(b) hereof have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Seller pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other Contract or other instrument or obligation to which Seller is a party or by which Seller or any property or asset of Seller is bound, other than, in the case of clauses (ii) and (iii), for any such violation, breach, default, right, termination, amendment, acceleration, or cancellation that would not reasonably be expected to, individually or in the aggregate, materially and adversely impair the ability of Seller to consummate the transactions contemplated by this deed.

b.	None of the execution of this deed by Seller, the consummation by Seller of the transactions contemplated by this deed, or performance of its obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this deed and the transactions contemplated by this deed and (ii) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Seller to consummate the transactions contemplated by this deed.

5.5.	Disclaimer of other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 5 and Article 9 hereof, none of the Seller or any of its Affiliates or any other Person on behalf of any of them makes any express or implied representation or warranty (and there is and has been no reliance by Buyer or any of its Affiliates or Representatives on any such representation or warranty) with respect to the Seller or any of its Affiliates or their respective businesses or with respect to any other information provided, or made available, to HNR or any of its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

Article 6. Representations and Warranties of the Buyer.

6.1.	Organization and Qualification. Buyer is a private limited liability company (besloten vennootschap) duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Buyer to consummate the transactions contemplated by this deed.

6.2.

Authority Relative to Deed. Buyer has all necessary corporate power and authority to execute and deliver this deed and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution of this deed by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this deed or to consummate the transactions contemplated hereby. This deed has been duly and validly executed by Buyer and, assuming the due authorization and execution by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and subject to general equitable principles).

6.3.	No Conflict; Required Filings and Consents.[1]

a.	None of the execution of this deed [or any agreement in respect of transactions substantially related to this deed], the consummation by Buyer of the acquisition of the Subject Shares [or any substantially related transactions], or the performance by Buyer of its obligations hereunder [or under any agreement in respect of transactions substantially related to this deed] will (i) conflict with or violate the organizational documents of Buyer, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Article 6.3(b) hereof have been obtained or made, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, relieve a Person from an obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the properties or assets of Buyer pursuant to (A) any of the Core Petrodelta Documents or (B) any other Acquired Company Material Contract, other than, in the case of clauses (ii) and (iii)(B), any such violation, breach, default, right of termination, amendment, acceleration, cancellation or Lien that would not be reasonably be expected to, individually or in the aggregate, materially and adversely impair the ability of Buyer to consummate the transactions contemplated by this deed.

b.	None of the execution of this deed [or any agreement in respect of transactions substantially related to this deed], the consummation by Buyer of the transactions contemplated by this deed [or any substantially related transactions], or Buyer’s performance of its obligations hereunder [or under any agreement in respect of transactions substantially related to this deed] will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this deed and the transactions contemplated by this deed, (ii) any filings required under the rules of NYSE and (iii) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not be reasonably be expected to, individually or in the aggregate, materially and adversely impair the ability of Buyer to consummate the transactions contemplated by this deed.

6.4.	Disclaimer of other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 6 and Article 9 hereof, none of HNR, Buyer or any of their respective Affiliates nor any other Person on behalf of HNR makes any express or implied representation or warranty (and there is and has been no reliance by Seller or any of its Affiliates or Representatives on any such representation or warranty) with respect to any information provided, or made available, to Seller or its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

Article 7. Acquisition of the Subject Shares

7.1.	Seller declares that Seller acquired the Subject Shares by deed executed on the [—] day of [—] two thousand and thirteen before Ph. H.F. König , aforementioned.

[1]	Bracketed text to be included if Buyer acquiring the Subject Shares in connection with a change of control of Buyer.

Article 8. Restrictions on transfer

8.1.	With respect to compliance with the restrictions on the transfer of shares in the Company’s articles of association, each of Seller and Buyer declare that as appears from a shareholders’ resolution dated [—], a copy of which is attached to this deed, the general meeting of the Company has approved the transfer of the Subject Shares.

Article 9. Representation of Seller and Buyer

9.1.	Seller and Buyer declare that neither the legal act(s) included in this deed nor the title(s) of such act(s) conflict with Chapter 5 of the Competition Act (Mededingingswet).

Article 10. Company’s representation

10.1.	The Company hereby declares that it acknowledges the transfer of the Subject Shares and undertakes to enter the transfer of the Subject Shares in the shareholders’ register of the Company.

Article 11. Civil-law notary

11.1.	[The parties hereby acknowledge that [—], the civil law notary (notaris) before whom this deed is executed (gepasseerd), is associated with Houthoff Buruma Coöperatief U.A., a firm of civil-law notaries and lawyers that advises and represents Seller in connection with this deed and other matters. With reference to the Regulation establishing the Professional Rules of Conduct of the Dutch Royal Notarial Society (Koninklijke Notariële Beroepsorganisatie), Buyer and the Company hereby (i) acknowledge and agree that Seller is being advised and/or represented by civil-law notaries and/or lawyers of Houthoff Buruma Coöperatief U.A. in connection with this deed and other matters, and (ii) agree that Seller may request lawyers of Houthoff Buruma Coöperatief U.A. to represent Buyer in any dispute arising out of this deed against Seller and/or the Company.]

Article 12. Rescission

12.1.	The parties shall not be entitled, on any grounds whatsoever, to rescind the agreement laid down in this deed.

Article 13. Applicable law and jurisdiction

13.1.	The transactions (rechtshandelingen) contemplated by this deed shall be governed exclusively by Dutch law.

13.2.	Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this deed and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

13.3.

Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this deed, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Article 13.3 shall affect the right of any party to serve legal process in any other manner permitted by law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, County of

New Castle, any other court of the State of Delaware, County of New Castle, and any Federal court sitting in the State of Delaware for the purpose of any dispute arising out of this deed or the transactions contemplated by this deed, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this deed or the transactions contemplated by this deed in any court other than the Delaware Court of Chancery located in the County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

CONCLUDING STATEMENT

The above-mentioned powers of attorney are evidenced by three (3) instruments annexed to the present deed.

CONCLUSION

The persons appearing in connection with this deed are known to me, civil-law notary.

THIS DEED

is executed in Rotterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the persons appearing, who have expressly taken cognisance of its contents and have agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the persons appearing and by me, civil-law notary.